Exhibit 11.1

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Glow Holdings, Inc.

We hereby consent to the inclusion of our report dated September 10, 2026, relating to the financial statements of Glow Holdings, Inc. as of and for the years ended December 31, 2025 and 2024, in the Company’s Regulation A Offering Statement on Form 1-A, and to the reference to our firm under the caption “Experts,” if applicable.

Aloba, Awomolo & Partners – PCAOB ID#7275

Ibadan, Nigeria

September 10, 2026